Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES
STRONG FOURTH QUARTER AND FULL YEAR 2015 RESULTS

- Strong Performances at Silver Slipper and Rising Star Contributed to Another Quarter of Growth

- Consolidated Net Revenues Increased 14.1% From Fourth Quarter of 2014

- Adjusted EBITDA for the Fourth Quarter of 2015 Improved to $2.6 Million
From $368,000 in the Prior-Year Period

- Net Loss for the Seasonally Slow Fourth Quarter Improved to $1.2 Million
From a Net Loss of $10.5 Million in the Prior-Year Period

Las Vegas – March 21, 2016 – Full House Resorts (NASDAQ: FLL) today announced results for the fourth quarter and year ended December 31, 2015.

"Led by our Rising Star and Silver Slipper properties, we once again delivered strong growth," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "For the fourth quarter of 2015, Adjusted EBITDA(a) rose to $2.6 million, a $2.3 million increase when compared to the 2014 fourth quarter. For the full year, Adjusted EBITDA increased by 30.5% to $14.0 million in 2015 versus $10.7 million in 2014. We are extremely proud of our financial results in 2015, the first year of our new management team. We look forward to another year of growth and transformation in 2016.

"At Rising Star," continued Mr. Lee, "we had our best fourth quarter in several years. The fourth quarter transformation of Rising Star into the region's first-ever Christmas Casino helped improve results in the 2015 fourth quarter. This marketing initiative and a careful focus on costs led to a 10.9%, or $1.2 million, increase in net revenues and a $1.1 million increase in Adjusted Property EBITDA.

"At the Silver Slipper, the fourth quarter of 2015 was our first full quarter with a completed hotel. As a result, Adjusted Property EBITDA continued to grow, up 43.0% from the fourth quarter of 2014.

"For our Northern Nevada segment, Adjusted Property EBITDA was flat despite carpet replacements and slot layout improvements at Stockman's Casino that briefly impacted operations.

"Lastly," concluded Mr. Lee, "we are excited to close on our acquisition of Bronco Billy's in Cripple Creek, Colorado. That property will join the Full House portfolio in connection with the refinancing of our debt. We hope to complete both of those items early in the second quarter of 2016."

On a consolidated basis, net revenues in the fourth quarter of 2015 increased 14.1% to $30.5 million, up from $26.7 million in the prior-year period. Adjusted EBITDA rose to $2.6 million from $368,000. Net loss for the fourth quarter of 2015 was $1.2 million, or a loss of $0.06 per common share, compared to a net loss of $10.5 million, or a loss of $0.56 per common share, in the prior-year period. The prior-year period included $2.7 million of expenses related to management changes and $602,000 related to a canceled stock offering.

On a consolidated basis, net revenues for the full year increased 2.6% to $124.6 million in 2015. Adjusted EBITDA rose to $14.0 million, a 30.5% increase from $10.7 million in 2014. Net loss for 2015 was $1.3 million, or a loss of

$0.07 per common share, compared to a net loss of $20.8 million, or a loss of $1.10 per common share, for 2014. The recent year's results benefited from a $1.4 million credit in the third quarter related to the settlement of an outstanding property tax dispute. The prior-year's results included the management change and canceled stock offering items mentioned above, as well as $11.5 million in impairment charges.

Fourth Quarter 2015 Highlights and Subsequent Events

•
Net revenues at the Silver Slipper Casino and Hotel rose 24.5% in the fourth quarter of 2015 to $13.9 million from $11.1 million in the prior-year quarter. Adjusted Property EBITDA rose 43.0% to $2.2 million in the 2015 fourth quarter from $1.5 million in the 2014 period. The property continues to benefit from marketing changes enacted early in 2015, as well as the opening of its 129-room hotel. The Silver Slipper's hotel opened in phases beginning in May 2015 and was completed in September 2015.

•
At the Rising Star Casino Resort, net revenues increased by 10.9% to $12.1 million in the 2015 fourth quarter. Careful cost controls and new marketing initiatives enacted in November 2015 resulted in Adjusted Property EBITDA rising to $754,000, a $1.1 million improvement from an Adjusted Property EBITDA loss of $322,000 in the fourth quarter of 2014.

•
The Northern Nevada segment, which consists of the Grand Lodge and Stockman’s casinos, was adversely affected by a brief renovation at Stockman's Casino in November 2015. Among the changes, all of which are now complete, were the replacement of the carpet throughout the casino and significant improvements to the casino's slot floor layout. As a result, Northern Nevada revenues declined modestly to $4.5 million from $4.7 million in the 2014 fourth quarter. Adjusted Property EBITDA for the Northern Nevada segment was $608,000 in the fourth quarter of 2015 versus $620,000 in the 2014 period.

•
On September 27, 2015, the Company entered into an agreement to purchase the assets and certain liabilities of Bronco Billy's Casino and Hotel in Cripple Creek, Colorado for $30.0 million, subject to working capital and other certain adjustments. Targeting the approximately 700,000 people in the Colorado Springs MSA, Bronco Billy's has approximately 830 slot and video poker machines, 13 table games, a 24-room hotel, a steakhouse, four casual dining outlets, and an outdoor amphitheater. We expect to close on this acquisition in the second quarter of 2016, in connection with the refinancing of the Company's outstanding first and second lien debt and subject to regulatory approvals and completion of other customary closing conditions. In February 2016, the Colorado Limited Gaming Control Commission granted regulatory approvals to the Company for this pending acquisition.

•
Effective March 11, 2016, the Company entered into the sixth amendment to its first lien credit agreement (the "First Lien Amendment"). The First Lien Amendment extends the maturity date of the Company's first lien debt to April 1, 2017. As mentioned above, the Company is in the process of refinancing its outstanding first and second lien debt, which it expects to complete in the second quarter of 2016.

•
On March 16, 2016, the Company amended the hotel lease for The Lodge at Rising Star, one of two hotels that the Company operates at Rising Star Casino Resort. In exchange for $1 million of capital improvements, the Company and the hotel's landlord, Rising Sun/Ohio County First, Inc., agreed to: (i) extend the initial term of the hotel lease by four years to October 1, 2027, and (ii) reduce the monthly rent from April 2016 through March 2020 by approximately $1 million. The Company intends to invest in a new restaurant concept on the riverboat casino, renovate its existing steakhouse, and implement a ferry boat service to Kentucky.

•
The Company incurred approximately $154,000 of project development, acquisition, and pre-opening expenses during the fourth quarter of 2015. This amount includes costs related to the Company's pending acquisition of Bronco Billy's Casino and Hotel.

•
The Company has made numerous presentations in Indianapolis regarding its American Place proposal, wherein it responded to a "request for proposals" (RFP) issued by the Indianapolis Airport Authority. The Airport Authority recently indicated that it was canceling its RFP process, but intends to continue to seek development of the site in a manner that would be beneficial to Indianapolis and the state of Indiana. The Company's American Place proposal involves development of a $650 million lifestyle center with, amongst other items, approximately 700,000 square feet of high-end creative retail space, unique attractions, apartments, offices, and theaters, anchored by a modest-sized, high-end casino. The Company intends to continue to communicate with the Airport Authority about potential development of the site. Additional details are available at www.AmericanPlace.us.

Liquidity and Capital Resources
As of December 31, 2015, the Company had $15.1 million in cash (including restricted cash) and $68.0 million in outstanding first and second lien debt. Of the Company’s $5.0 million revolving credit facility, $2.0 million was drawn at December 31, 2015. The Company’s other debt is principally $6.2 million that remains outstanding on the capital lease related to a hotel, The Lodge at Rising Star, that opened at Rising Star in late 2013.

Conference Call Information
The Company will host a conference call for investors today, March 21, 2016, at 1:30 p.m. PT (4:30 p.m. ET) to discuss its 2015 fourth quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 505-4375 or, for international callers, (719) 325-2393.

A replay of the conference call will be available shortly after the conclusion of the call through April 4, 2016. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (877) 870-5176 or, for international callers, (858) 384-5517 and using the passcode 4266506.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding Full House’s receipt of remaining regulatory approvals, completion of its debt refinancing, closing of its acquisition of Bronco Billy's Casino and Hotel, and our operating trends and expected results of operations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the failure to refinance our debt upon favorable terms and conditions or at all, the failure to complete our pending acquisition of Bronco Billy's (including as a result of our inability to obtain remaining regulatory approvals, to comply with the conditions precedent under the purchase agreement, and/or refinance our debt), an increase in Full House's indebtedness if the Bronco Billy’s acquisition closes, dependence on existing management, competition, uncertainties over the development and success of our expansion projects (including the new completed hotel tower at Silver Slipper), acceptance of our new hotel product, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

(a) Reconciliation of Non-GAAP Financials
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, board and executive transition costs, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate related costs and expenses which are not allocated to each property. Although Adjusted EBITDA and Adjusted Property EBITDA are

not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA and Adjusted Property EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Casino	$27,546	$24,430	$111,920	$109,566
Food and beverage	6,169	4,476	25,222	20,083
Hotel	1,839	1,173	6,675	5,002
Management fees	—	—	—	1,066
Other operations	921	797	3,811	3,535
Gross revenues	36,475	30,876	147,628	139,252
Less promotional allowances	(5,964)	(4,131)	(23,040)	(17,831)
Net revenues	30,511	26,745	124,588	121,421
Operating costs and expenses
Casino	13,587	13,104	57,157	56,867
Food and beverage	2,360	1,823	8,992	8,315
Hotel	431	177	1,243	713
Other operations	312	269	1,325	1,246
Project development and acquisition costs	131	(112)	891	296
Board and executive transition costs	—	2,741	—	2,741
Selling, general and administrative	11,268	11,135	42,040	43,979
Depreciation and amortization	1,668	2,019	7,893	9,183
Loss on disposal of assets, net	3	365	3	372
Impairments	—	—	—	11,547
	29,760	31,521	119,544	135,259
Operating income (loss)	751	(4,776)	5,044	(13,838)
Other expense, net
Interest expense, net of capitalized interest	(1,839)	(1,570)	(6,715)	(6,272)
Settlement loss	—	—	—	(1,700)
Other	—	39	12	(23)
	(1,839)	(1,531)	(6,703)	(7,995)
Loss before income taxes	(1,088)	(6,307)	(1,659)	(21,833)
Income tax expense (benefit)	82	4,198	(342)	(988)
Net loss	$(1,170)	$(10,505)	$(1,317)	$(20,845)
Basic and diluted loss per share	$(0.06)	$(0.56)	$(0.07)	$(1.10)
Basic and diluted weighted average number of common shares outstanding	18,969	18,877	18,938	18,874

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Loss
(In Thousands, Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Net Revenues
Silver Slipper Casino and Hotel	$13,869	$11,144	$56,837	$48,023
Rising Star Casino Resort	12,113	10,922	47,557	51,110
Northern Nevada Casinos	4,529	4,679	20,194	21,222
Development/Management	—	—	—	1,066
	$30,511	$26,745	$124,588	$121,421

Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,152	$1,505	$9,925	$7,501
Rising Star Casino Resort	754	(322)	4,005	2,174
Northern Nevada Casinos	608	620	3,877	4,466
Development/Management	—	—	—	1,066
Corporate	(881)	(1,435)	(3,843)	(4,506)
	2,633	368	13,964	10,701

Depreciation and amortization	(1,668)	(2,019)	(7,893)	(9,183)
Impairments	—	—	—	(11,547)
Write-offs, recoveries and asset disposals, net	(3)	(466)	363	(524)
Board & executive transition costs	—	(2,741)	—	(2,741)
Pre-opening costs	(22)	—	(156)	—
Project development & acquisition costs	(131)	112	(891)	(296)
Stock compensation	(58)	(30)	(343)	(248)
Operating income (loss)	751	(4,776)	5,044	(13,838)
Non-operating expense, net
Interest expense, net of capitalized interest	1,839	1,570	6,715	6,272
Settlement loss	—	—	—	1,700
Other	—	(39)	(12)	23
	1,839	1,531	6,703	7,995
Loss before income tax benefit	(1,088)	(6,307)	(1,659)	(21,833)
Income tax expense (benefit)	82	4,198	(342)	(988)
Net loss	$(1,170)	$(10,505)	$(1,317)	$(20,845)

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Rising Star Casino Resort in Rising Sun, Indiana; Silver Slipper Casino and Hotel in Hancock County, Mississippi; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. The Company recently announced its intent to purchase Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado and has proposed American Place, a major development in Indianapolis, Indiana. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com